Exhibit 15.1

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

We are aware of the incorporation by reference in the registration statements pertaining to United HealthGroup Incorporated (File Nos. 33-50282, 33-59083, 33-59623, 33-63885, 33-67918, 33-75846, 333-02525, 333-04875, 333-06533, 333-25923, 333-44613, 333-45289, 333-50461, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-55666, 333-100027, 333-105877, 333-117769, 333-118050, 333-123306, 333-123439, 333-127610 and 333-130547), of our report dated October 25, 2005 relating to the unaudited condensed consolidated interim financial statements of PacifiCare Health Systems, Inc. that are included in PacifiCare Health Systems, Inc. Form 10-Q for the quarter ended September 30, 2005, which report is included in the Form 8-K/A of UnitedHealth Group Incorporated dated February 24, 2006.

/s/ Ernst & Young LLP

Irvine, California

February 21, 2006